EXHIBIT 99




                                                           For Immediate Release

Henderson, North Carolina - - Rose's Holdings, Inc. (the "Company") today reported the consummation of the sale to Variety Wholesalers, Inc. ("Variety") of all of the outstanding capital stock of Rose's Stores, Inc. ("Stores"), a wholly owned subsidiary of the Company (the "Sale") pursuant to a Stock Purchase Agreement, dated as of October 24, 1997, between the Company and Variety (the "Stock Purchase Agreement"). The Sale constituted the disposition by the Company of substantially all of its assets and was approved by the holders of a majority of the outstanding shares of Common Stock of the Company at a special stockholders meeting of the Company on December 2, 1997. The total purchase price for the Sale was $19,200,000, including $1,920,000 which was placed in escrow. The proceeds of the Sale, net of certain transaction, closing, and other costs, are approximately $15,300,000 (including $1,920,000 which was placed in escrow).

Effective December 2, 1997, R. Edward Anderson resigned his positions as Chair-man of the Board, President, and Chief Executive Officer of Rose's Holdings. In addition, all of the other officers of the Company resigned effective as of the closing of the Sale. Warren G. Lichtenstein, a member of the Board of Directors, became the President, Chief Executive Officer, and the principal accounting officer of the Company.

Subsequent to the Sale, the Company has no business operations and its principal asset is the net proceeds from the Sale. The Company intends to seek out and to obtain an acquisition and/or merger transaction in which to employ its cash so that the Company's stockholders may benefit by owning an interest in a viable enterprise. There can be no assurance that the Company will be able to locate or purchase a business, or that such business, if located and purchased, will be profitable. In order to finance an acquisition, the Company may be required to incur or assume indebtedness. The Company has not yet identified any potential acquisition candidates. Pending the use of the net proceeds of the Sale, the Company plans to invest such net proceeds in liquid, high quality investments.

Subsequent to the Sale, there can be no assurance that the Company will continue to meet the continued listing requirements in order that the Company Common Stock will remain listed on the NASDAQ National Market System, and any delisting therefrom may adversely affect the liquidity of the Company Common Stock.


December 2, 1997                Company Contact:    Warren G. Lichtenstein
                                                    (212) 446-5205